Exhibit A

                               PROMISSORY NOTE

Chicago, Illinois U.S.A
U.S.$1,000,000.00
April 13, 1999

Amount; Interest Rate

FOR VALUE RECEIVED, the undersigned, Dauphin Technology, Inc., an Illinois corporation with its principal offices at 800 East Northwest Highway, Suite 950, Palatine, Illinois 60067, promises to pay to the order of The Augustine Fund, L.P., an Illinois Limited Partnership ("Augustine"), with offices at 141 West Jackson Street, Suite 2182, Chicago, Illinois 60604 the principal sum of One Million and no/100 United States dollars (U.S.$1,000,000.00), along with the premium stated below. Interest shall accrue on the said principal sum as stated below.

Payment Schedule

The principal amount of this note shall be payable on or before the date which is sixty (60) days from the date of this note (the "Due Date"). Along with and in addition to the principal due hereunder, the Company shall pay a premium over the principal amount due hereunder, equal to (i) if the principal is repaid in whole or in part within fifteen (15) days after the date of issuance of this Note, eight percent (8%) of the principal amount being repaid; (ii) if the principal is repaid in whole or in part more than fifteen (15) days but less than thirty-one (31) days after the date of issuance of this Note, ten percent (10%) of the principal amount being repaid; (iv) if the principal is repaid in whole or in part more than thirty
(30) days but less than forty-six (46) days after the date of issuance of this Note, twelve percent (12%) of the principal amount being repaid; and (v) if the principal is repaid in whole or in part more than forty-five (45) days after the date of issuance of this Note, fifteen percent (15%) of the principal amount being repaid.

From and after the date of this note until the principal amount of this note is paid in full, in addition to the above, interest on the outstanding principal amount shall be paid in cash, in the amount of eight percent (8%) per annum. All accrued interest under this note shall be payable with each repayment of principal.

Default

If any of the following events shall occur, the outstanding principal balance of this note together with accrued interest thereon shall, on demand by the holder of this note, be due and payable: any amount owing under this note is not paid when due; a default under any other provision of this note or under any guarantee or other agreement providing security for the payment of this note; a breach of any representation or warranty under this note or under any such guarantee or other agreement; the liquidation, dissolution, death or incompetency of the undersigned or any individual, corporation, partnership or other entity guaranteeing or providing security for the payment of this note; the sale of a material portion of the business and assets of the undersigned or any corporation, partnership or other entity guaranteeing or providing security for the payment of this note; the filing of a petition under any bankruptcy, insolvency or similar law by the undersigned or by any individual, corporation, partnership or other entity guaranteeing or providing security for the payment of this note; the making of any assignment for the benefit of creditors by the undersigned or by any individual, corporation, partnership or other entity guaranteeing or providing security for the payment of this note; the filing of a petition under any bankruptcy, insolvency or similar law against the undersigned or against any individual, corporation, partnership or other entity guaranteeing or providing security for the payment of this note and such petition not being dismissed within a period of thirty (30) days of the filing.

Default Interest

Except as otherwise stated herein, the outstanding balance of any amount owing under this note which is not paid when due shall bear interest at the maximum rate permitted by law.

Usury Clause

Notwithstanding any other provision of this note, interest under this note shall not exceed the maximum rate permitted by law; and if any amount is paid under this note as interest in excess of such maximum rate, then the amount so paid will not constitute interest but will constitute a prepayment on account of the principal amount of this note. If at any time the interest rate under this note would, but for the provision of the preceding sentence, exceed the maximum rate permitted by law, then the outstanding principal balance of this note shall, on demand by the holder of this note, become and be due and payable. The parties acknowledge that this is a commercial loan, made for bona fide business purposes.

Where to Make Payments

All payments of principal and interest shall be made in lawful currency of the United States of America in immediately available funds before 5:00 p.m. Chicago time on the due date thereof at the offices of Augustine as stated in the first paragraph of this instrument, or in such other manner or at such other place as the holder of this note designates in writing.

Tax Gross Up

All payments under this note shall be made without defense, set-off or counterclaim, free and clear of and without deduction for any taxes of any nature now or hereafter imposed. Should any such payment be subject to any tax, the undersigned shall pay to the holder of this note such additional amounts as may be necessary to enable the holder to receive a net amount equal to the full amount payable hereunder. As used in this paragraph, the term "tax" means any tax, levy, impost, duty, charge, fee, deduction, withholding, turnover tax, stamp tax and any restriction or condition resulting in a charge imposed in any jurisdiction upon the payment or receipt of any amount under this note other than taxes on the overall net income of the holder under the laws of Illinois and of the United States of America.

Expenses

The undersigned agrees to pay on demand (i) all expenses (including, without limitation, legal fees and disbursements) incurred in connection with the negotiation and preparation of this note and any documents in connection with this note, and (ii) all expenses of collecting and enforcing this note and any guarantee or collateral securing this note, including, without limitation, expenses and fees of legal counsel, court costs and the cost of appellate proceedings.

Governing Law; Agent for Service of Process

This note and the obligations of the undersigned shall be governed by and construed in accordance with the law of the State of Illinois, U.S.A. For purposes of any proceeding involving this note or any of the obligations of the undersigned, the undersigned hereby submits to the non-exclusive jurisdiction of the courts of the State of Illinois and of the United States having jurisdiction in the County of Cook, State of Illinois, and agrees not to raise and waives any objection to or defense based upon the venue of any such court or based upon forum non conveniens. The undersigned agrees not to bring any action or other proceeding with respect to this note or with respect to any of its obligations in any other court unless such courts of the State of Illinois and of the United States determine that they do not have jurisdiction in the matter. For purposes of any proceeding involving this note or any of the obligations of the undersigned, the undersigned hereby irrevocably appoints H. Glenn Bagwell, Jr., Esq., with offices at 3005 Anderson Drive, Suite 204, Raleigh, NC 27609 (the "Escrow Agent"), its agent to receive service of process for it and on its behalf.

Waiver of Presentment, Etc.

The undersigned waives presentment for payment, demand, protest and notice of protest and of non-payment.

Delay; Waiver

The failure or delay by the holder of this note in exercising any of its rights hereunder in any instance shall not constitute a waiver thereof in that or any other instance. The holder of this note may not waive any of its rights except by an instrument in writing signed by the holder.

Prepayment

The undersigned may prepay all or any portion of the principal of this note at any time and from time to time without penalty. The premiums as stated in the section of this note entitled "Payment Schedule" shall be paid along with such prepayment as stated in the said section. Any such prepayment shall be applied against the installments of principal due under this note in the inverse order of their maturity and shall be accompanied by payment of accrued but unpaid interest on the amount prepaid to the date of prepayment.

Amendment

This note may not be amended without the written approval of the holder.

Agreement; Guarantee

As additional security for the undertakings of the parties hereto, the undersigned has caused itself and certain additional third parties to have executed of even date herewith the Stock Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement"), and the Pledge and Security Agreement attached hereto as Exhibit B. Such documents are incorporated herein by reference. The undersigned has agreed to deliver to the holder of this note a warrant (the "Warrant") to purchase common stock of the undersigned substantially in the form of the warrant attached hereto as Exhibit C. The Escrow Agreement describes the procedure for the closing of the loan evidenced by this note.

                          [SIGNATURE PAGE FOLLOWS]

              [SIGNATURE PAGE TO NOTE DATED APRIL 13, 1999]

Maker:

DAUPHIN TECHNOLOGY, INC.

By:  /ANDREW J. KANDALEPAS/
(Duly Authorized Officer or Director)

Accepted by:

THE AUGUSTINE FUND, L.P.

By:  Augustine Capital Management, Inc., its
     General Partner

By:
(Duly Authorized Officer or Director)